EXHIBIT 99.2


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


--------------------------------------
                                        )
INTERMEDIA COMMUNICATIONS, INC.,        )
                                        )
                        Plaintiff,      )
                                        )
          - against -                   )
                                        )      C.A. No. 16038
SHARED TECHNOLOGIES FAIRCHILD,          )
INC., ANTHONY D. AUTORINO, MEL D.       )
BORER, THOMAS H. DECKER, WILLIAM        )
A. DiBELLA, VINCENT DiVINCENZO,         )
NATALIA HERCOT, AJIT G. HUTHEESING,     )
JO McKENZIE, DONALD E. MILLER,          )
JEFFREY STEINER, TEL-SAVE               )
HOLDINGS, INC. AND TSHCo, INC.,         )
                                        )
                         Defendants.
--------------------------------------



                    VERIFIED COMPLAINT FOR INJUNCTIVE RELIEF
                            AND DECLARATORY JUDGMENT


     Plaintiffs, Intermedia Communications, Inc. ("ICI"), and Moonlight Acquisition Corp. ("Moonlight"), by their undersigned attorneys, as and for their complaint herein, allege, upon knowledge with respect to themselves and their own actions, and upon information and belief with respect to all other matters, as follows:

                              NATURE OF THE ACTION


     1. On November 17, 1997, ICI delivered a letter and proposed merger agreement to the Chairman and Chief Executive Officer of Shared Technologies Fairchild, Inc. (STF), in which it offered to acquire STF through a cash merger (the ICI Offer"). Under the proposed merger, STF stockholders would receive $15 in cash for each outstanding share of STF common stock. The ICI Offer is not subject to any financing contingencies.

     2. The ICI Offer is a superior alternative to the proposed acquisition of STF by defendants Tel-Save Holdings, Inc. ("Tel-Save") and TSHCo, Inc. (11TSHColl), pursuant to an Agreement and Plan of Merger dated as of July 16, 1997, (the "Tel-Save Merger Agreement"), which, if consummated today, would provide STF stockholders with only approximately $11.82 worth of Tel-Save stock for each share of STF common stock (the "Tel-Save Proposal" or the "Tel-Save Merger"). A copy of the Tel-Save Merger Agreement is annexed hereto as Exhibit
A. A copy of the amended registration statement that Tel-Save filed with the Securities and Exchange Commission on or about October 30, 1997, which contains the Joint Proxy Statement filed by



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

Tel-Save and STF in connection with the Tel-Save Merger, is annexed hereto as Exhibit B.

     3. The board of directors of STF has approved the Tel-Save Proposal and recommended that the STF stockholders approve the Tel-Save Proposal at an STF stockholders meeting to vote on that proposal, which currently is scheduled to commence at 9:00 a.m. EST on December 1, 1997. Ex. B at 3-4. A Tel-Save stockholders meeting, at which the Tel-Save stockholders will also vote on the Tel-Save proposal, is scheduled for the same date and time.

     4. The ICI Offer, which is approximately $3.18 (or 27 percent) higher (per share of STF common stock) than the Tel-Save Proposal, offers the STF stockholders the highest value reasonably available for their shares. The STF directors have a fiduciary duty to STF stockholders to obtain the highest value reasonably available for STF shares, and are therefore required to consider and pursue the ICI Offer, to recommend the ICI Offer to the STF Stockholders, and to take action to avoid consummating the Tel-Save Merger.

     5. If the STF and Tel-Save stockholders approve the Tel-Save Proposal at their respective shareholders meetings on

December 1, 1997, the Tel-Save Merger can be consummated immediately after those meetings. Absent immediate equitable intervention by this Court, the Tel-Save Merger may be consummated notwithstanding the superior ICI Offer, the STF stockholders may not be given the chance to consider the ICI Offer, and the STF stockholders will lose the opportunity to receive the highest value reasonably available in connection with the disposition of their STF stock.

     6. Indeed, the STF directors have taken several steps intended to discourage more favorable offers. The Tel-Save Merger Agreement provides that if the STF directors determine that their fiduciary duties require them to terminate the TelSave Merger Agreement to pursue a superior offer (a "Company Superior Proposal"), STF must pay Tel-Save a "Termination Fee" of $15 million, within two business days. Ex. A at 57.

     7. A "Company Superior Proposal" is defined in the Tel-Save Merger Agreement to mean:

         any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of [STF] Common Stock and [STF] Preferred Stock then outstanding or all or substantially all the assets of [STF] and otherwise on terms that the Board of Directors of [STF] determines in its good faith judgment (based on



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

          the advice of a financial advisor of nationally recognized reputation) to be more favorable to [STF's] stockholders than the [Tel-Save] Merger.

Id. at 47.

     8. In addition, under a related agreement between STF and Tel-Save, Tel-Save would also have the right to purchase up to three million shares of STF common stock at $11.25 per share (the "Tel-Save Option Agreement"), a copy of which is Exhibit C hereto. The net effect of this option is that, in order to obtain the highest value reasonably available for the STF stockholders by pursuing a Company Superior Proposal, STF would have to pay Tel-Save the difference between the price per share of the Company Superior Proposal and the option price of $11.25. For example, at the ICI offer of $15 per share ($3.75 above the option price), STF would have to pay Tel-Save an additional $11.25 million dollars (in addition to the $15 million Termination Fee) as part of a break-up fee. Tel-Save could require that this payment be made as early as three business days after STF terminated the Tel-Save Merger Agreement.

     9. The aggregate "termination" payments would thus exceed $26 million, (or 9 percent) of the equity value of the Tel-Save Merger, which is approximately $284 million.



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

     10. Further, in a transparent and wilful last-minute maneuver to deter and disadvantage competing and better offers for STF, on Friday, November 14, 1997, STF and Tel-Save announced that on November 13, 1997, they had entered into an agreement pursuant to which STF committed, for a five-year period, to purchase at least 85 percent of its long-distance telecommunications services from Tel-Save (the "Long-Distance Agreement"). The Long-Distance Agreement requires STF to make minimum annual payments to Tel-Save (the "Minimum Payments"), amounting to $105 million over the term of the agreement. If STF terminates the Long-Distance Agreement prior to the end of its term "without cause", it is required to pay Tel-Save a penalty of 50 percent of the total Minimum Payments due for the remaining years of the Long-Distance Agreement, or as much as $52.5 million. This alone amounts to 18 percent of the equity value of the Tel-Save Proposal.

     11. In light of the Tel-Save/STF merger planned for December 1, 1997, there is no legitimate business purpose whatsoever for STF to enter into this Agreement. Its sole purpose is to make STF less valuable in the eyes of other potential acquirers.



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

     12. A substantial part of the interest in STF of ICI, Tel-Save, and other potential acquirers who sell long-distance services is the savings that can be achieved by the synergies .that would result from combining with STF. The Long-Distance Agreement, which requires STF to purchase such services from TelSave (and imposes a draconian penalty if STF terminates the agreement before the end of the five-year term), eliminates a very large part of those synergies. Thus, as a result of the Long-Distance Agreement, the value of STF to third-parties has been significantly reduced.

     13. The Termination Fee, the Tel-Save Option Agreement, and the Long-Distance Agreement agreed to by the STF directors were designed to discourage competitive bidding for STF, and to prevent STF stockholders from receiving the highest value reasonably available for their shares. Taken together, they impose penalties on STF and in favor of Tel-Save amounting to 27 percent of the equity value of the Tel-Save Proposal.

     14. Accordingly, ICI brings this action to, among other things, (a) obtain a declaration that the STF directors' fiduciary duties require them to pursue the ICI Offer and not to consummate the Tel-Save Merger, (b) enjoin STF and the STF directors from breaching their fiduciary duties by consummating the Tel-Save Merger, (c) require the STF directors to recommend the ICI Offer to the STF stockholders, and (d) enjoin Tel-Save from seeking to collect and/or enforce the Termination Fee, the Tel-Save Option Agreement, and the Long-Distance Agreement.

                                   THE PARTIES


     15. Plaintiff ICI is a Delaware corporation with its principal place of business in Tampa, Florida. ICI is a rapidly growing provider of integrated communications services, offering a full range of such services to business and government customers, long distance carriers, Internet service providers, resellers, and wireless communications companies. ICI is currently the third-largest company in the class of providers generally referred to as "competitive local exchange carriers." ICI is a beneficial owner for its own account of approximately 130,000 shares of STF common stock.

     16. Plaintiff Moonlight is a Delaware corporation and a wholly-owned subsidiary of ICI. Moonlight was created for the sole purpose of consummating a merger of STF with and into Moonlight, after which STF would be the surviving corporation and would continue as a wholly-owned subsidiary of ICI.

     17. Defendant STF is a Delaware corporation with its principal place of business in Wethersfield, Connecticut. STF provides shared telecommunication services and telecommunications systems to tenants of modern, multi-tenant office buildings.

     18. Defendants Anthony D. Autorino, Jeffrey J. Steiner, Mel D. Borer, Thomas H. Decker, William A. DiBella, Vincent DiVincenzo, Natalia Hercot, Ajit
G. Hutheesing, Jo McKenzie, and Donald E. Miller are directors of STF and owe fiduciary duties to STF and its stockholders.

     19. Defendant Tel-Save is a Delaware corporation with its principal place of business in New Hope, Pennsylvania. Tel-Save provides long-distance telecommunications services to small and medium-sized businesses throughout the United States.

     20. Defendant TSHCo is a Delaware corporation and a wholly-owned subsidiary of Tel-Save. TSHCo was created by TelSave for the sole purpose of consummating the merger of STF with and into TSHCo, after which TSHCo would be the surviving corporation and would continue as a wholly-owned subsidiary of Tel-Save.

                               FACTUAL BACKGROUND


A.   STF Looks For A Buyer


     21. Beginning in the second half of 1996, STF has "explored the possibility of either a sale of STF or a strategic merger with a third party in the telecommunications industry." Ex. B at 40. In the course of seeking an acquiror, STF pursued, negotiated, considered, and analyzed various transactions, including at least one proposed cash sale of the company. Id. at 40-41.

     22. STF, through its financial advisor CS First Boston Corporation, initiated the marketing process by approaching ICI in the fall of 1996 and soliciting a bid from ICI for the acquisition of STF. ICI made a bid at $12 per share, payable in ICI stock. STF rejected this bid, ostensibly because it was concerned with the illiquidity of ICI's stock, ICI's highly leveraged capital structure, and the need for ICI to obtain bondholder approval for the transaction. Ex. B at 40.

     23. In January 1997, STF's board likewise solicited a bid from WilTel Communications LLC, and informed WilTel that STF was seeking an offer in excess of $10 per share. Id. at 41.



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

     24. In March 1997, STF solicited a further bid from ICI. Id.

     25. In June 1997, after some discussions between the companies, STF received a bid from Providence Equity Partners of .$9 per share, entirely in cash. STF rejected Providence's offer on the grounds that it was too low. Id.

     26. In May 1997, Salomon Brothers, which had had relationships with both Tel-Save and STF, informed Tel-Save that STF was "in the process of exploring strategic alternatives." In June, STF and Tel-Save began discussions, and Tel-Save submitted a bid for STF, using Tel-Save stock as consideration. Id. at 33.

     27. On July 14-15, 1997 following STF's public announcement that it was engaged in-discussions for a sale or merger of STF, STF received, considered, and negotiated a competing bid from ICI, for ICI's purchase of STF for $12 per share entirely in cash, entirely in stock, or partially in cash and partially in stock. ICI's bid was rejected purportedly because of STF's concerns about ICIs stock and because it was subject to contingencies. Id. at 34-35.



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

B.   The Tel-Save Merger Agreement


     28. On July 16, 1997, Tel-Save, TSHCo, and STF entered into the Tel-Save Merger Agreement, which provides that, upon the approval of the merger proposal by the stockholders of STF and Tel-Save, STF would be merged with and into TSHCo, with TSHCo continuing as the surviving corporation and as a wholly-owned subsidiary of Tel-Save.

     29. The Tel-Save Merger Agreement provides a mechanism for the conversion of STF stock into Tel-Save stock. In substance, for each share of STF common stock outstanding, STF stockholders would receive Tel-Save common stock valued at the sum of $11.25 plus 30 percent of the amount by which the "Closing Date Market Price" of Tel-Save common stock exceeds $20 per share. The Closing Date Market Price is defined as the average trading price of Tel-Save common stock over the fifteen consecutive trading days ending on the trading day three trading days immediately prior to the date of the merger. The Tel-Save Merger Agreement also provides for the exchange of STF preferred stock, as well as STF options and STF warrants, for Tel-Save stock, options, and warrants, respectively. Finally, one class of STF preferred stock, which, pursuant to its terms, is redeemable upon a change in control of STF, would be re-



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

deemed for about $21.9 million in cash. Ex. A at 3-12 and Ex. B at 46.

     30. At the average trading price of Tel-Save common stock for the 15 consecutive trading days ending Friday, November 14, 1997, STF stockholders would receive $11.82 worth of Tel-Save common stock for each share of STF common stock they own.

     31. The Tel-Save Merger Agreement also provides that if the Tel-Save Merger is consummated, defendants Steiner and Autorino, who are currently directors of STF and who approved the Tel-Save Proposal and recommended it to the STF stockholders, automatically will become directors of Tel-Save.

     32. The Tel-Save Merger, if consummated, would effect a change in control of STF. STF will become a wholly-owned subsidiary of Tel-Save. STF's current shareholders will, in the aggregate, own approximately 15 percent of Tel-Save's shares. Ex. B at 6. Tel-Save, however, will continue to be effectively controlled by one person -- Mr. Daniel Borislow. Mr. Borislow, who owns about 38 percent of Tel-Save's common stock, is also Tel-Save's Chairman and Chief Executive Officer.

     33. Mr. Borislow's effective control over Tel-Save is acknowledged in the Proxy Statement:

         As of October 8, 1997, Mr. Borislow owned beneficially approximately 38.01% of the outstanding Tel-Save Common Stock. Accordingly, Mr. Borislow may have the ability to control the election of all the members of the Tel-Save Board of Directors and the outcome of corporate actions requiring majority stockholder approval. Even as to corporate transactions in which super-majority approval may be required, such as certain fundamental corporate transactions, Mr. Borislow may have the ability to control the outcome of such actions. It is anticipated that Mr. Borislow will continue to be the single largest beneficial owner of Tel-Save Common Stock after the issuance of Tel-Save Common Stock upon consummation of the [Tel-Save] Merger, although his ownership percentage will be reduced.

Ex. B at 27.

     34. In its proxy statement, STF states that, in negotiating with Tel-Save, "[r]epresentatives of STF [ ] advised Tel-Save that it would only sign an agreement that contained a satisfactory provision permitting the STF Board to terminate any merger agreement if it deemed it necessary to do so in order to fulfill its fiduciary obligations to STF's stockholders." Ex. B at 35.

     35. Thus, section 8.6(a) of the Tel-Save Merger Agreement provides that STF shall not participate in discussions or negotiations regarding any "Company Takeover Proposal"



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

(i.e., a takeover offer other than the Tel-Save Proposal) unless, in connection with an unsolicited Company Takeover Proposal, and prior to the STF stockholders meeting at which the Tel-Save Proposal would be voted on, the STF directors determine that participating in such discussions or negotiations is necessary to comply with their fiduciary duties to STF stockholders. Ex. A at 45-46.

     36. Further, section 8.6(b) of the Tel-Save Merger Agreement provides that the STF directors shall not (i) withdraw or modify their approval or recommendation of the Tel-Save Proposal or the Tel-Save Merger Agreement, (ii) approve or recommend any Company Takeover Proposal, or (iii) cause STF to enter into any agreement related to any Company Takeover Proposal. However, section 8.6(b) also provides that if, prior to the STF stockholders meeting, the directors determine that their fiduciary duties require them to do so, they may withdraw their approval or recommendation of the Tel-Save Proposal or the Tel-Save Merger Agreement, (ii) approve or recommend a Company Superior Proposal, or (iii) terminate the Tel-Save Merger Agreement, and if they so choose, cause STF to enter into an agreement related to a Company Superior Proposal. Id. at 46-47.

C.   The ICI Offer Is A Company Superior Proposal


     37. The ICI Offer is a cash merger. ICI is offering $15 in cash for each share of STF common stock outstanding. The price paid for STF convertible preferred stock will be determined by calculating the number of shares of STF common stock it is convertible into, and multiplying that number by the offering price of $15. The price paid for STF preferred redeemable stock will be its stated redemption price.

     38. The ICI Offer is $3.18 per share (or 27 percent) higher than the Tel-Save Proposal, and provides the STF stockholders with greater value for their STF stock than the TelSave Proposal. The ICI Offer is a Company Superior Proposal within the meaning of the Tel-Save Merger Agreement.

     39. The STF directors have a fiduciary duty to act in the best interests of STF stockholders. In particular, because the STF directors had been actively "shopping" STF since last year, and because the Tel-Save Proposal represents a sale of control of STF, the STF directors have a fiduciary duty to STF stockholders to obtain the highest value reasonably available for the STF stockholders. That value is the $15 per share offered to STF stockholders in the ICI offer.



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

D. The STF Directors Have Taken Steps That Are Intended To Discourage Superior Offers For STF


     40. As described above, STF states that it insisted on a provision in the Tel-Save Merger Agreement that permitted STF to terminate that agreement if it deemed it necessary to do so in order to fulfill its fiduciary obligations to STF's stockholders, i.e., to pursue a Company Superior Proposal. However, to discourage this possibility, the Tel-Save Merger Agreement prohibits STF from soliciting other offers, and only allows the STF directors to comply with their fiduciary duties if they received an unsolicited offer.

     41. Further, and in violation of their fiduciary duties to the STF stockholders, the STF directors agreed to two terms in the Tel-Save Proposal that would require STF to pay TelSave an unreasonable break-up fee if STF were to terminate the Tel-Save Merger Agreement to pursue a Company Superior Proposal. In essence, this is a payment by STF to Tel-Save for the STF directors compliance with their fiduciary duties to STF stockholders.

     42. First, if STF terminates the Tel-Save Merger Agreement to pursue a Company Superior Proposal (such as the ICI Offer), Section 10.2(b) of that agreement requires STF to pay Tel-Save a Termination Fee of $15 million within two business days of termination. Ex. A at 57.

     43. Second, under the terms of the Tel-Save Option Agreement, if STF terminates the Tel-Save Merger Agreement under circumstances which require STF to pay the Termination Fee, Tel-Save would have the right to purchase three million shares of STF common stock from STF for $11.25 per share (the minimum price under the Tel-Save Proposal). Ex. C at 1.

     44. The Tel-Save Option Agreement discourages superior proposals that would maximize the value for STF stockholders. Under that agreement, the greater the amount by which a Company Superior Proposal exceeds the minimum price per share of the TelSave Proposal -- i.e., the more consideration STF stockholders would receive for their shares -- the more money STF has to pay Tel-Save for accepting the Company Superior Proposal. This is because, as a practical matter, Tel-Save would receive an amount of cash equal to the difference between the price per share of the Company Superior Proposal and the Tel-Save Option Agreement exercise price of $11.25 per share for the three million shares subject to the option. Under the Tel-Save Option Agreement, TelSave can require that STF make this



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

payment as early as three business days after termination of the Tel-Save Merger Agreement.

     45. The Termination Payment and the Tel-Save Option Agreement (collectively, the "Break-Up Fees") are unreasonable in proportion to the consideration being offered to STF stockholders under the Tel-Save Proposal. The Break-Up Fees bear no relation to the costs incurred by Tel-Save in connection with the Tel-Save Proposal, and are the product of the STF directors' breach of their fiduciary duty. They therefore are unenforceable. For example, under the terms of the ICI Offer, the Break-Up Fees in total would be $26.25 million dollars. The market value being offered for STF's equity (i.e., shares of STF common stock and shares of STF preferred stock that are convertible into STF common stock) under the Tel-Save Proposal is approximately $284 million. The size of the Break-Up Fees -- 9 percent of the Tel-Save Proposal -- is unreasonable, especially when considered in light of the diminution in value of STF to potential acquirors resulting from the Long-Distance Agreement.

     46. The Long-Distance Agreement represents yet a further attempt to repel competing offers. On Friday, November 14, 1997, Tel-Save and STF announced that on November 13,



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

1997, they had entered into the Long Distance Agreement, pursuant to which STF committed, for a five-year period, to purchase at least 85 percent of its long-distance telecommunications services from Tel-Save. The Long-Distance Agreement requires STF to make annual Minimum Payments to Tel-Save in amounts ranging from $15 million to $27 million, and totaling $105 million. If STF terminates the Long-Distance Agreement before the end of its term "without cause", it must pay Tel-Save a penalty of 50 percent of the total Minimum Payments due for the remaining years of the Long-Distance Agreement.

     47. If the Long-Distance Agreement were terminated today, STF would thus be required to pay Tel-Save a penalty in excess of $50 million.

     48. When Tel-Save and STF entered into the Long-Distance Agreement, defendants believed that ICI was still interested in acquiring STF, and might shortly make a superior offer for STF.

     49. There is no legitimate business purpose whatsoever for the Long-Distance Agreement. If the Tel-Save Merger is consummated on December 1, as Tel-Save and STF expected, STF



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

would be merged into a wholly-owned subsidiary of Tel-Save. The Long-Distance Agreement would be entirely unnecessary.

     50. The sole purpose of the Long-Distance Agreement is to make STF less attractive to other parties interested in acquiring STF, and, in particular, ICI, which like Tel-Save, is a provider of long-distance services. From ICI's perspective, a great deal of the value of a combination with a company like STF are the synergies that could be realized from such a combination, with ICI providing the long-distance services that the STF business requires. The Long-Distance Agreement eliminates a large part of those synergies because it would require ICI or any other acquiror to buy from Tel-Save the very services that it could, and otherwise would, provide to STF.

     51. By eliminating the synergies that a competitor of Tel-Save could realize by merging with STF, the Long-Distance Agreement has diminished the value of STF in the eyes of potential merger partners and has deprived the STF stockholders of their right to obtain the highest value reasonably available for their shares. By entering into the Long-Distance Agreement, the STF directors further breached their fiduciary duties to STF stockholders.



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

     52. At the time it entered into the Tel-Save Merger Agreement and the Tel-Save Option Agreement, Tel-Save knew that the STF directors had a fiduciary duty to the STF stockholders and that the directors were breaching that duty by agreeing to the Termination Fee provision in the Tel-Save Merger Agreement and by entering into the Tel-Save Option Agreement.

     53. At the time it entered into the Long-Distance Agreement, Tel-Save knew that the STF directors had a fiduciary duty to the STF stockholders and that the directors were breaching that duty by entering into the Long-Distance Agreement.

E.   The Voting Agreements


     54. Finally, as a condition of entering into the Merger Agreement, Tel-Save required three STF stockholders -- RHI Holdings, Inc., J.J. Cramer & Co., and Anthony Autorino -- each to enter into an agreement (collectively, the "Voting Agreements"), pursuant to which they agreed to vote their STF common stock in favor of the Tel-Save Merger and the Tel-Save Merger Agreement, and against any proposal or transaction involving STF or Tel-Save that would interfere with, or result in a breach of any agreement with respect to, the Tel-Save Merger, the Tel-Save Merger Agreement, or any of the transactions contemplated thereby.. Subsequently, Tel-Save entered into an identical Voting Agreement with a fourth STF stockholder, Mentor Partners, L.P. Ex. B at 63-64.

     55. As a result of these Voting Agreements, which, in the aggregate, cover approximately 53 percent of the outstanding shares of STF, sufficient votes have been locked up to guarantee that the STF stockholders will approve the Tel-Save Merger Proposal if that proposal is brought to a stockholder vote. Id. at 5.

     56. By their terms, the Voting Agreements terminate in the event that any of the parties terminate the Tel-Save Merger Agreement. Id. at 64. Thus, if pursuant to section 8.6(b) of that agreement the STF directors determine that their fiduciary duties require them to terminate the Tel-Save Merger Agreement and do so, the Voting Agreements terminate. However, as long as the Tel-Save Merger Agreement remains in effect, the Voting Agreements guarantee approval of the Tel-Save Proposal and the defeat of any and all other proposals.



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

                               IRREPARABLE INJURY


     57. If defendants are not enjoined as prayed herein, the Tel-Save Merger may be consummated on or about December 1, 1997. Plaintiffs ICI and Moonlight may be deprived of a unique business opportunity -- the opportunity to enter into a business combination with STF. In addition, STF's stockholders will be deprived of their fundamental right to receive the highest value reasonably available for their shares.

     58. Damages for these losses cannot be readily calculated, and, in any event, would far exceed any amounts which could be recovered from individual directors.

     59. Thus, absent equitable relief from this Court, plaintiffs will be irreparably harmed.

     60. Further, absent injunctive relief, if the STF directors, as a result of the ICI Offer, terminate the Tel-Save Merger Agreement, STF would be required to pay Tel-Save over $26 million in break-up fees. The $15 million Termination Fee would have to be made within two business days of termination; the $11.25 million payment under the Tel-Save Option Agreement may (at Tel-Save's election) be payable as early as three business days after termination. The damages caused by these pay-



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

ments would far exceed any amounts which could be recovered from individual directors.

     61. Thus, absent equitable relief from this Court, plaintiffs will be irreparably harmed.

     62. Plaintiffs have no adequate remedy at law.

                                    COUNT ONE

                       (Declaratory and Injunctive Relief)


     63. Plaintiffs repeat and reallege each and every allegations set forth above in paragraphs 1-62.

     64. STF's directors have a fiduciary duty to the STF stockholders to obtain the highest value reasonably available for the STF stock, and not to approve or allow a merger that is not the best transaction available to the stockholders. That duty arises from the basic fiduciary duties of directors to act for the benefit of their stockholders, and, additionally, because the STF directors have actively sought a purchaser for STF and because the Tel-Save Merger will result in a change in control of STF. The directors' fiduciary duty includes the obligation to focus upon the immediate value of the Tel-Save Proposal, the ICI Offer (and any other alternative transactions available), and to only approve a transaction based on full information as to all the alternatives, and to obtain for the stockholders the highest value reasonably available.

     65. The ICI Offer offers the STF stockholders the highest value reasonably available for their shares, and is superior to the Tel-Save Proposal currently supported by STF's directors.

     66. Accordingly, STF's directors have a fiduciary duty to consider and to support consummation of the ICI Offer, and to prevent consummation of the Tel-Save Merger.

     67. Plaintiffs seek a declaration from this Court that the ICI Offer is a Company Superior Proposal and that the STF directors have a fiduciary duty to STF's stockholders to:

     (a)  participate in negotiations regarding the ICI Offer;

     (b)  withdraw their approval and recommendation of the Tel-Save Merger;

     (c)  terminate the Tel-Save Merger Agreement; and

     (d)  approve and recommend the ICI Offer to the STF stockholders.

     68. Plaintiffs also seek injunctive relief:

     (a) requiring the directors to withdraw their approval and recommendation of the Tel-Save Merger, and to terminate the Tel-Save Merger Agreement; and

     (b) (i) enjoining STF and its directors from taking any steps to consummate the Tel-Save Merger pending this Court's determination whether the ICI Offer is a Company Superior Proposal and whether the directors have a fiduciary duty to participate in negotiations regarding the ICI Offer, to withdraw their approval and recommendation of the Tel-Save Merger, to terminate the Tel-Save Merger Agreement, and to approve and recommend the ICI Offer to the STF stockholders; or, alternatively, (ii) enjoining STF and its directors from taking any steps to consummate the Tel-Save Merger until the Board withdraws its approval and recommendation of the Tel-Save Merger and gives the STF stockholders the opportunity to approve the ICI Offer, and enjoining enforcement of the Voting Agreements; and

     (c) preventing STF and its Board from taking any actions that impede, delay or otherwise interfere with the ICI Offer; and

     (d) preventing Tel-Save and TSHCo from aiding and abetting such actions.

                                    COUNT TWO

                       (Declaratory and Injunctive Relief)


     69. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1-68.

     70. The Break-Up Fees (i.e., the Termination Fee and the Tel-Save Option Agreement) and the Long-Distance Agreement were intended to discourage proposals for STF that offer STF stockholders more value for their shares than the Tel-Save Proposal.

     71. The Break-Up Fees, which, in the case of the ICI offer, would require a payment to Tel-Save in an amount equal to about 9 percent of the equity value of the Tel-Save Proposal, are unreasonable, especially when considered in light of the diminution in value of STF to potential acquirers resulting from the Long-Distance Agreement.

     72. There was no valid business purpose whatsoever for STF to enter into the Long-Distance Agreement.

     73. By agreeing to the Break-Up Fees and the Long-Distance Agreement in order to discourage offers that would allow STF stockholders to receive the highest value reasonably available for their shares, the STF directors breached their fiduciary duties.

     74. Plaintiffs seek a declaration from this Court that the STF directors breached their fiduciary duties by agreeing to the Break-Up Fees and the Long-Distance Agreement and that the Break-Up Fees and Long-Distance Agreement are therefore unenforceable, and injunctive relief prohibiting Tel-Save from seeking to collect and/or enforce the Break-Up Fees and the Long-Distance Agreement.

                                   COUNT THREE

                              (Declaratory Relief)


     75. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1-74.

     76. STF's stockholders benefit from free, open and unfettered competitive bidding in the face of a proposed acqui-sition of STF, and will benefit from being given the opportunity to consider the ICI Offer. In fact, the Tel-Save Proposal expressly contemplates the possibility of a Company Superior Proposal such as the ICI Offer by allowing STF to terminate the Tel-Save Merger Agreement if the STF board receives such a proposal. The STF stockholders are also entitled to know what opportunities are available to them at the time that they cast their votes.

     77. Accordingly, the ICI Offer does not constitute and should not be deemed to be tortious interference, or any other business-related tort, in connection with the Tel-Save Proposal.

     78. Plaintiffs seek a declaration from this Court that the ICI Offer does not constitute tortious interference, or any other business-related tort, in connection with the Tel-Save Proposal.

     WHEREFORE, plaintiffs respectfully request that this Court enter judgment against all defendants, and all persons in active concert or participation with them, as follows:

     (A) declaring that the ICI Offer is a Company Superior Proposal and that the STF directors have a fiduciary duty to STF's stockholders to (i) participate in negotiations regarding the ICI Offer; (ii) withdraw their approval and recommendation of the Tel Save Proposal;
(iii) terminate the Tel-Save Merger Agreement; and (iv) approve and recommend the ICI Offer to the STF stockholders;

     (B) requiring the STF directors to withdraw their approval and recommendation of the Tel-Save Proposal, and to terminate the Tel-Save Merger Agreement;

     (C) (i) enjoining STF and its directors from taking any steps to consummate the Tel-Save Merger pending this Court's determination whether the ICI Offer is a Company Superior Proposal and whether the directors have a fiduciary duty to participate in negotiations regarding the ICI Offer, to withdraw their approval and recommendation of the Tel-Save Merger, to terminate the Tel-Save Merger Agreement, and to approve and recommend the ICI Offer to the STF stockholders; or, alternatively, (ii) enjoining STF and its directors from taking any steps to consummate the Tel-Save Merger until the Board withdraws its approval and recommendation of the Tel-Save Merger and gives the STF stockholders the opportunity to approve the ICI Offer, and enjoining enforcement of the Voting Agreements;

     (D) enjoining STF and its directors from taking any actions that impede, delay or otherwise interfere with the ICI offer;

     (E) enjoining Tel-Save and TSHCo from aiding and abetting any such actions;

     (F) declaring that the STF directors breached their fiduciary duties by agreeing to the Break-Up Fees and the Long-Distance Agreement and that the Break-Up Fees and Long-Distance Agreement are therefore unenforceable;

     (G) enjoining Tel-Save from seeking to collect and/or enforce the Break-Up Fees and the Long-Distance Agreement;

     (H) declaring that the ICI Offer does not constitute tortious interference, or any other business-related tort, in connection with the Tel-Save Proposal;

     (I) granting damages for all incidental injuries suffered as a result of defendants' unlawful conduct;

     (J) if the Tel-Save Merger is consummated prior to the entry of this Court's final judgment, awarding plaintiffs damages in an amount to be determined at trial;

     (K) if the STF directors terminate the Tel-Save Merger Agreement to pursue the ICI Offer, and STF pays Tel-Save the Break-Up Fees in connection with the termination, awarding plaintiffs damages in an amount to be determined at trial;

     (L) awarding plaintiffs the costs and disbursements of this action, including attorneys' fees; and

     (M) granting plaintiffs such other and further relief as the Court deems just and proper.

                                  RICHARDS, LAYTON & FINGER, P.A.




                                  Thomas A. Beck
                                  Daniel A. Dreisbach
                                  One Rodney Square
                                  P.O. Box 551
                                  Wilmington, DE 19899
                                  (302) 658-6541

                                  Attorneys for Plaintiffs

Of Counsel:

KRONISH, LIEB, WEINER & HELLMAN LLP
1114 Avenue of the Americas
New York, New York 10036
(212) 479-6000


Dated:   November 17, 1997

                                  VERIFICATION


STATE OF FLORIDA           )
                           )        ss.:
COUNTY OF HILLSBOROUGH     )


     Robert M. Manning, being duly sworn, deposes and says:

     1. I am Senior Vice President, Chief Financial Officer, and Secretary of Intermedia Communications, Inc. ("ICI"), a corporation organized under the laws of Delaware and a plaintiff in this action. I have read the foregoing complaint and know the contents thereof to be true based on my own knowledge and ICI's records, except as to matters alleged upon information and belief, and as to those matters, I believe them to be true.


                                               ROBERT M. MANNING


Sworn to before me this
__ day of November, 1997